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                                 EXHIBIT INDEX

1 Distribution Agreement, dated Dec. 31, 2006, between ACC and Ameriprise Financial Services, Inc.


10(a) Investment Advisory and Services Agreement, dated Dec. 31, 2006, between ACC and RiverSource Investments, LLC.


10(c) Depositary and Custodial Agreement, dated Dec. 31, 2006, between ACC and Ameriprise Trust Company.

10(e) Transfer Agent Agreement, dated Dec. 31, 2006 between ACC and RiverSource Client Service Corporation.


14(b) Codes of Ethics under rule 17j-1 for ACC's investment advisor and principal underwriter, dated April 2006 and Jan. 2007.

24(a)    Directors' Power of Attorney, dated Aug. 1, 2006.

24(b)    Director's Power of Attorney, dated Aug. 1, 2006.

24(c)    Officers' Power of Attorney, dated Aug. 1, 2006.